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                                                                 EXHIBIT 22

                            PNEUMO ABEX CORPORATION
                             List of Subsidiaries





EVD Holdings Inc. (Delaware)*
Choube Shiren Export Company Ltd. (inactive) (Iran)
Rishmac Produce & Export Co (Iran)
Boam Produce (Europe) Est. (inactive) (Liechtenstein)
Mafco Establishment (Liechtenstein)
Jensen-Kelly Corporation (Delaware)
American Brake Shoe Company (Delaware)
NWL Control Systems, Inc. (Michigan)
Stanray Corporation (Delaware)
NWL Service Corp. (Delaware)




* Subsidiaries of EVD Holdings;
      EVD Holdings S.A. (France)
      Extraits Vegetaux et Derives S.A. (France)